Exhibit 21.1

Entity	Jurisdiction
Beijing Huaxia Dadi Distance Learning Services Co., Ltd.	People’s Republic of China
Beijing HuaXiaDaDi Digital Information Technology Co., Ltd.	People’s Republic of China
Shanghai Xin Fu Network Technology Co., Ltd.	People’s Republic of China
Shanghai Xia Shu Network Technology Co., Ltd	People’s Republic of China
Hunan Huafu Haihui Learing Technology Co., Ltd.	People’s Republic of China
Huaxia MOOC (Hubei) Network Technology Co., Ltd.	People’s Republic of China
Nanjin Suyun Education Technology Co., Ltd.	People’s Republic of China
Guizhou Huafu Qianyun Network Technology Co., Ltd.	People’s Republic of China